                                DISTRIBUTION AGREEMENT


              This DISTRIBUTION AGREEMENT, made this 22nd day of November, 1985, by and between Heritage Cash Trust, a Massachusetts business trust (the "Trust") and Raymond, James & Associates, Inc. ("Raymond, James").

              WHEREAS, the Trust is registered as an open-end, diversified investment company under the Investment Company Act of 1940 (the "1940 Act") and has registered its shares of beneficial interest (the "Shares") for sale to the public under the Securities Act of 1933 (the "1933 Act") and various state securities laws; and

              WHEREAS, the Trust wishes to retain Raymond, James as the Trust's Distributor in connection with the offering and sale of the Shares and to furnish certain other services to the Trust as specified in this Agreement; and

              WHEREAS, this Agreement has been approved by a vote of the Trust's Board of Trustees and certain disinterested Trustees in conformity with Paragraph (b)(2) of Rule 12b-1 under the 1940 Act; and

              WHEREAS, Raymond, James is willing to act as Distributor and to furnish such services on the terms and conditions hereinafter set forth;

              NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

              1. The Trust hereby appoints Raymond, James as Distributor in connection with the offering and sale of the Shares. The Trust authorizes Raymond, James, as exclusive agent for the Trust, subject to applicable federal and state law and the Declaration of Trust, Bylaws and current Prospectus and Statement of Additional Information of the Trust: (a) to promote the Trust; (b) to solicit orders for the purchase of the Shares subject to such terms and conditions as the Trust may specify; and (c) to accept orders for the purchase of the Shares on behalf of the Trust. Raymond, James shall offer the Shares on an agency or "best efforts" basis under which the Trust shall only issue such Shares as are actually sold.

              2. The public offering price of the Shares shall be the net asset value per share (as determined by the Trust) of the outstanding Shares of the Trust. The net asset value of the Trust shall be calculated by the amortized cost method pursuant to Rule 2a-7 under the 1940 Act for so long as the Trust shall meet the conditions of that rule. The Trust shall make available to Raymond, James a statement of each computation of net asset value and of the details entering into such computation.

              3. As compensation for the services performed and the expenses assumed by Raymond, James under this Agreement including, but not limited to, any commissions paid for sales of Shares, the Trust shall pay Raymond, James, as promptly as possible after the last day of each month, a fee, accrued daily, of .15% per annum of the Trust's average daily net assets. The first payment of the fee shall be made as promptly as possible at the end of the month next succeeding the effective date of this Agreement and shall constitute a full payment of the fee due Raymond, James for all services prior to that date. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Trust in that period from the beginning of such month to such date of termination, and shall be that proportion of such average daily net assets as the number of days in such period bears to the number of days in such month. Each such payment shall be accompanied by a report of the Trust prepared either by the Trust or by State Street Bank and Trust Company that shall show the amount properly payable to Raymond, James under this Agreement and the detailed computation thereof.

              4. As used in this Agreement, the term "Registration Statement" shall mean the Registration Statement most recently filed by the Trust with the Securities and Exchange Commission and effective under the 1933 Act, as such Registration Statement is amended by any amendments thereto at the time in effect, and the terms "Prospectus" and "Statement of Additional Information" shall mean the current form of Prospectus and Statement of Additional Information filed by the Trust as part of the Registration Statement.

              5. Raymond, James shall finance activity which is intended to result in the sale and retention of Trust shares including, but not limited to, advertising, salaries and other expenses of the Distributor relating to selling or servicing efforts, expenses of organizing and conducting sales seminars, printing of Prospectuses, Statements of Additional Information and reports for other than existing shareholders, preparation and distribution of advertising material and sales literature and payments to dealers whose customers purchase Trust shares. In connection with such sales and offers of sale, the Trust shall not be responsible in any way for any other information, statements or representations given or made by Raymond, James or its representatives or agents, except such statements or representations as are contained in the Prospectus, Statement of Additional Information or in information furnished in writing to Raymond, James by the Trust. Except as specifically provided in this Agreement, the Trust shall bear none of the expenses of Raymond, James in connection with its offer and sale of the Shares.

              6. The Trust agrees, at its own expense, to register the Shares with the Securities and Exchange Commission, state and other regulatory bodies, and to prepare and file from time to time such Prospectuses, amendments, reports and other documents as may be necessary to maintain the Registration Statement. The Trust shall bear all expenses related to preparing and typesetting such Prospectuses and other materials required by law and such other expenses, including printing and mailing expenses, related to the Trust's communications with persons who are shareholders of the Trust.

              7. The Trust agrees to indemnify, defend and hold harmless Raymond, James, its several officers and directors, and any person who controls Raymond, James within the meaning of Section 15 of the 1933 Act from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which Raymond, James, its officers or Trustees, or any such controlling person may incur under the 1933 Act or under common law or otherwise arising out of or based upon any alleged untrue statement of a material fact contained in the Registration Statement, Prospectus or Statement of Additional Information or arising out of or based upon any alleged omission to state a material fact required to be stated in either thereof or necessary to make the statements in either thereof not misleading, provided that in no event shall anything contained in this Agreement be construed so as to protect Raymond, James against any liability to the Trust or its shareholders to which Raymond, James would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

              8. Raymond, James agrees to indemnify, defend and hold harmless the Trust, its several officers and directors, and any person who controls the Trust within the meaning of Section 15 of the 1933 Act from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Trust, its officers or Trustees, or any such controlling person may incur under the 1933 Act or under common law or otherwise arising out of or based upon any alleged untrue statement of a material fact contained in information furnished in writing by Raymond, James to the Trust for use in the Registration Statement, Prospectus or Statement of Additional Information or arising out of or based upon any alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement or Prospectus or necessary to make such information not misleading.

              9. The Trust reserves the right at any time to withdraw all offerings of the Shares by written notice to the Distributor at its principal office.

              10.  The Trust shall not issue certificates representing Shares.

              11. Raymond, James at its sole discretion may repurchase Shares offered for sale by the shareholders. Repurchase of Shares by Raymond, James shall be at the net asset value next determined after a repurchase order has been received. Raymond, James will receive no commission or other remuneration for repurchasing Shares other than the fee set forth in paragraph 3 hereof. On each business day, Raymond, James shall notify by telex or in writing the Trust and State Street Bank and Trust Company, the Trust's transfer agent, of the orders for repurchase of shares received by Raymond, James since the last such report, the amount to be paid for such Shares, and the identity of the shareholders offering Shares for repurchase. Upon such notice, the Trust shall pay Raymond, James such amounts as are required by Raymond, James for the repurchase of such

     Shares in cash or in the form of a credit against moneys due the Trust from Raymond, James as proceeds from the sale of Shares. The Trust reserves the right to suspend such repurchases upon written notice to Raymond, James. Raymond, James further agrees to act as agent for the Trust to receive and transmit promptly to the Trust's transfer agent shareholder requests for redemption of Shares.

              12. Raymond, James is an independent contractor and shall be an agent for the Trust only with respect to the sale and repurchase of the Shares.

              13. The services of Raymond, James to the Trust under this Agreement are not to be deemed exclusive, and the Distributor shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

              14. Raymond, James shall prepare reports for the Board of Trustees of the Trust upon request showing information concerning expenditures related to this Agreement.

              15. As used in this Agreement, the term "net asset value" shall have the meanings ascribed to it in the Trust's Declaration of Trust; and the terms "assignment," "interested person," and "majority of the outstanding voting securities" shall have the meanings given to them by
     Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

              16. Subject to the provisions of paragraphs 17 and 18 below, this Agreement will remain in effect for one year from the date of its execution and from year to year thereafter, provided that Raymond, James does not notify the Trust in writing at least 60 days' prior to the expiration date in any year that it does not wish continuance of the Agreement for an additional year.

              17. This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by the Trust or by the Distributor on 60 days written notice to the other party. The Trust may effect such termination by a vote of
     (i) a majority of the Trust's Board of Trustees, (ii) a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Trust's Distribution Plan pursuant to Rule 12b-1 under the 1940 Act in this Agreement or in any agreement related to the Trust's Distribution Plan (the "Rule 12b-1 Directors"), or (iii) a majority of the outstanding voting securities of the Trust.

              18. This Agreement shall be submitted for approval to the Board of Trustees of the Trust annually and shall continue in effect only so long as specifically approved annually (i) by a majority vote of the Trust's Board of Trustees, and (ii) by the vote of a majority of the Rule

     12b-1 Trustees of the Trust, cast in person at a meeting called for the purpose of voting on such approval.

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.


     Dated:  November 22, 1985


     Attest:                               HERITAGE CASH TRUST



     By: /s/ Jennifer A. Tash              By: /s/ Richard K. Riess
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     Attest:                               RAYMOND, JAMES & ASSOCIATES, INC.


     By: /s/ Martha E. Dunbar              By: /s/ Thomas A. James
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